Exhibit to Accompany
Item 77J b
Form N-SAR

Choice Funds, Inc. the Fund


According to the provisions of Statement of Position 93-2 SOP 93 - 2 Determination, Disclosure and Financial Statement Presentation of Income, Capital Gain and Return of Capital Distributions by Investment
Companies, the Fund is required to report the accumulated net investment income loss and accumulated net capital gain loss accounts to approximate amounts available for future distributions on a tax basis or to offset future realized capital gains. Accordingly, at April 30, 2001, reclassifications were recorded to decrease accumulated net investment loss by $149,055, $0, and $79,257; decrease accumulated net realized gain
(loss) on investments by $(3), $0, and $26,033; and decrease paid-in-capital in excess of par by $149,058, $0, and $53,224 for the Focus, Balanced and Long-Short Portfolios, respectively.

This reclassification has no impact on the net asset value of the Fund and is designed to present the Fund's capital accounts on a tax basis.


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